Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Youlife Group Inc. of our report dated March 7, 2025 relating to the financial statements of Distoken Acquisition Corp. We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form F-1.

/s/ Marcum llp

New York, NY

August 11, 2025